CUSTODIAN AGREEMENT

THIS AGREEMENT made on September 26, 2016, between Ultimus Managers Trust (the “Trust”), an Ohio business trust having its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, on behalf of the series listed in Schedule A (individually a “Fund” and collectively the “Funds”), Pershing Advisor Solutions LLC, a Delaware limited liability company, (the “Introducing Broker-Dealer” or “IBD”) and Pershing LLC, a Delaware limited liability company and clearing broker-dealer for accounts of the IBD (“Custodian”);

WHEREAS, the Trust desires that its securities and cash be held and administered by the IBD and Custodian pursuant to the terms of this Agreement and intend that this Agreement supersede any prior agreements with respect to the custody thereof;

WHEREAS the IBD and Custodian have entered into a Fully Disclosed Clearing Agreement, dated July 12, 2005 (the “Clearing Agreement”) pursuant to which the Custodian will carry, clear transactions for, and perform services to the accounts of the IBD that the IBD introduces to the Custodian and the Custodian accepts;

WHEREAS the parties intend that the IBD will introduce the account of the Trust to the Custodian and that the Custodian will accept such account;

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust, IBD and Custodian agree as follows:

1.                 Definitions

The word “securities” includes stocks, shares, bonds, debentures, notes, mortgages or other obligations, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein, or in any property or assets.

The words “authorized person” mean any of the persons duly authorized to give proper instructions or otherwise act on behalf of the Trust by appropriate resolution of its Board of Trustees (“Board”), and set forth in a certificate as required by Section 2.

The words “officers’ certificate” mean a request or direction or certification in writing signed in the name of the Trust by any two of the President, a Vice President, the Secretary and the Treasurer of the Trust, or any other persons duly authorized to sign by the Board of Trustees of the Trust.

The words “proper instructions” mean (i) instructions regarding the purchase or sale of portfolio securities, and payments and deliveries in connection therewith, given by an authorized person, such instructions to be given in such form and manner as the IBD, Custodian and the Trust will agree upon from time to time, and (ii) instructions (which may be continuing instructions) regarding other matters signed or initialed by an authorized person. Oral instructions will be considered proper instructions if the IBD reasonably believes them to have been given by an authorized person. The Trust will promptly confirm all oral instructions in writing. As between the IBD and Custodian, the IBD shall be responsible for determining that an instruction is a “proper instruction” as defined herein and shall forward to Custodian only such instructions as it determines to be proper instructions. Custodian shall be entitled to rely on any instruction for the Trust that Custodian receives from the IBD as constituting a proper instruction. The IBD and Custodian will use their best efforts to comply with any subsequent proper instruction which modifies a prior proper instruction and the sole obligation of the IBD and Custodian with respect to any such subsequent proper instruction will be to make reasonable efforts to detect any discrepancy between the original and subsequent proper instructions and to report such discrepancy to the Trust. The Trust will be responsible, at the Trust’s expense, for taking any action, including any reprocessing, necessary to correct any such discrepancy or error, and to the extent such action requires the IBD and Custodian to act, the Trust will give the IBD specific proper instructions as to the action required.

2.                 Names, Titles, and Signatures of the Trust’s Officers

An officer of the Trust will certify to the IBD the names and signatures of authorized persons and the names of the members of the Board, together with any changes which may occur from time to time.

3.                 Additional Series

The Trust is authorized to issue separate classes of shares of beneficial interest representing interests in separate investment portfolios. The parties intend that each portfolio established by the Trust, now or in the future, be covered by the terms and conditions of this agreement. Upon the establishment of each new class or series, the Trust will notify the IBD to establish a separate account for the separate investment portfolio of such separate class or series and provide a copy of the class’s or series’ registration statement and any other documentation memorializing the class’s or series’ investment restrictions. The IBD shall introduce such account to the Custodian for handling pursuant to the terms of this agreement.

4.                 Receipt and Disbursement of Money

A.                Upon receipt of proper instructions the Custodian will open and maintain a segregated account or accounts in the name of the Trust, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement. The Custodian will hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Trust. The Custodian will make payments of cash to, or for the account of, the Trust from such cash upon receipt of proper instructions only:

(a)            for the purchase of securities for the portfolio of the Trust upon the delivery of such securities to the Custodian, registered in the name of the Trust or of the nominee of the Custodian referred to in Section 7 of this Agreement or in proper form for transfer;

(b)            for the purchase or redemption of shares of the Trust upon delivery thereof to the Custodian, or upon proper instructions from the Trust, provided, however, the Custodian shall have no duty to determine the purpose of such payments made or received or to make or keep any shareholder records with respect thereto;

(c)            for the payment of interest, dividends, taxes, investment adviser’s fees or operating expenses (including, without limitation thereto, fees for legal, accounting, auditing and custodian services and expenses for printing and postage), provided the Custodian shall have no duty to determine the purpose of such payments;

(d)            for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Trust held by or to be delivered to the Custodian; or

(e)            for other proper corporate purposes certified by resolution of the Board.

B.                The Custodian is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received by the Custodian for the account of the Trust.

C.                Upon receipt of proper instructions, the Custodian will make federal funds available to the Trust as of specified times agreed upon from time to time by the Trust and the Custodian in the amount of checks received in payment for shares of the Trust which are deposited into the Trust’s account.

5.                  Transfer, Exchange, Redelivery, etc. of Securities of the Trust’s Portfolios

Upon receipt of proper instructions, the Custodian will release or deliver any securities of the Trust’s portfolios held by it pursuant to this Agreement. The Custodian agrees to transfer, exchange or deliver such Trust portfolio securities held by it hereunder upon receipt of proper instructions only:

(a)            for sales of such portfolio securities for the account of the Trust upon receipt by the Custodian of payment therefore;

(b)            when such portfolio securities are called, redeemed or retired or otherwise become payable;

(c)            for examination by any broker selling any such portfolio securities in accordance with  “street delivery” custom;

(d)            in exchange for, or upon conversion into, other securities for the Trust’s portfolios alone or other securities and cash for the Trust’s portfolios whether pursuant to any plan of merger, consolidation, reorganization, recapitalization or readjustment, or otherwise;

(e)            upon conversion of such portfolio securities pursuant to their terms into other securities;

(f)            upon exercise of subscription, purchase or other similar rights represented by such portfolio securities;

(g)            for the purpose of exchanging interim receipts or temporary securities for definitive portfolio securities;

(h)            otherwise for the purpose of transferring, exchanging or delivering securities of the Trust’s portfolio, provided the Custodian shall have no duty to determine the purpose of such transfer, exchange or delivery; or

(i)            for other proper corporate purposes.

As to any deliveries made by the Custodian pursuant to items (a), (b), (d), (e), (f), (g) and (h) above, securities or cash receivable in exchange therefore will be deliverable to the Custodian.

6.                 Custodian’s Acts Without Instructions

Notwithstanding anything to the contrary, unless and until the Custodian receives an officers’ certificate to the contrary, the Custodian will take the following actions without prior instructions: (a) present for payment all coupons and other income items held by it for the account of the Trust, which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Trust; (b) collect interest and cash dividends received, with notice to the Trust, for the account of the Trust; and (c) hold for the account of the Trust hereunder all stock dividends, rights and similar securities issued with respect to any securities held by it hereunder.

The Custodian has no power or authority to assign, hypothecate, pledge or otherwise dispose of any security or investment except as authorized by the Trust for its own account.

7.                 Registration of Securities

Except as otherwise directed by an officers’ certificate, the Custodian will register all portfolio securities in street name or in the name of a registered nominee of the Custodian. The Custodian will use its best efforts so that the specific securities held by it are at all times identifiable and segregated in its records.

The Trust will from time to time furnish to the Custodian appropriate instruments to enable the Custodian to hold or deliver in proper form for transfer, or to register in the name of its registered nominee, any securities which it may hold for the account of the Trust’s portfolios and which may from time to time be registered in the name of the Trust.

8.                 Voting and Other Action

Neither the IBD, Custodian nor any nominee of the Custodian will vote any of the securities held hereunder by or for the account of the Trust, except in accordance with proper instructions received from the Trust. The Custodian will deliver, or cause to be executed and delivered, to the Trust or its designee as specified by proper instructions all notices, proxies and proxy soliciting materials with relation to such securities, such proxies to be executed by the registered holder of such securities (if registered otherwise than in the name of the Trust), but without indicating the manner in which such proxies are to be voted.

9.                  Transfer Tax and Other Disbursements

The Trust will pay or reimburse the Custodian on demand for any transfer taxes payable upon transfers of securities made hereunder, and for all other necessary and proper disbursements and expenses made or incurred by the Custodian in the performance of this Agreement.

10.              Concerning Custodian

The Custodian’s compensation shall be as agreed in writing from time to time. In addition, the Custodian will be entitled to receive from the Trust on demand reimbursement for cash disbursements, costs and expenses in connection with the miscellaneous charges such as postage, insurance and transfer taxes incurred in the transfer of securities. The Custodian may not charge such disbursements, costs and expenses against any money held in the name of the Trust.

The IBD and the Custodian will not be liable for any action taken in good faith upon any proper instruction, certificate herein described or certified copy of any resolution of the Board, and may rely on the genuineness of any such instruction or document which it or they may in good faith believe to have been validly executed.

The Trust hereby represents and warrants to the Custodian that the Trustees shall: i) not be authorized signers under this Agreement for the Fund and ii) not be provided direct access to any of the systems utilized by the  investment adviser or Custodian related to the Fund.

The Trust agrees to indemnify and hold harmless the IBD, Custodian and its nominee, and their respective employees, agents, officers and directors from all taxes, charges, expenses, assessments, claims and liabilities (including reasonable counsel fees) incurred or assessed against the IBD, Custodian or by the Custodian’s nominee in connection with the performance of this Agreement, except such as may arise from the IBD’s or Custodian’s or its nominee’s, or their respective employee’s, agent’s, officer’s or director’s own grossly negligent action, grossly negligent failure to act or willful misconduct. The Custodian is authorized to charge any account of the Trust for such items.

In the event of any advance of cash for any purpose made by the Custodian resulting from orders or instructions of the Trust, or in the event that the Custodian or its nominee incurs or is assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee’s own grossly negligent action, grossly negligent failure to act or willful misconduct, any property at any time held for the account of the Trust will be security therefore. Custodian shall not be obligated to make any advance hereunder.

11.              Lien on Securities

Notwithstanding any other provision herein or in the terms and conditions of any account statement or confirmation, the securities may not be subject to any lien or charge of any kind in favor of the IBD, Custodian or any person claiming through the IBD or Custodian.

12.              Members of National Securities Exchange

The Custodian represents and warrants that it is a “member of a national securities exchange” as such term is used in Rule 17f-1 under the Investment Company Act of 1940, as amended, (the “1940 Act”). The Custodian agrees to indemnify and hold harmless the Trust and its employees, agents, officers and Trustees from all claims and liabilities (including reasonable counsel fees) incurred or assessed against the Trust resulting from the Custodian’s breach of this representation and warranty.

13.              Subcustodians

The Custodian is hereby authorized to engage a bank or trust company as a subcustodian for all or any part of the Trust’s assets, so long as any such bank or trust company is a bank or trust company organized under the laws of any state of the United States, having an aggregate capital, surplus and undivided profit, as shown by its last published report, of not less than two million dollars ($2,000,000) and provided further that, if the Custodian utilizes the services of a subcustodian, the Custodian will remain fully liable and responsible for any losses caused to the Trust by the subcustodian as fully as if the Custodian was directly responsible for any such losses under the terms of this Agreement.

Notwithstanding anything contained herein, if the Trust requires the Custodian to engage specific subcustodians for the safekeeping and/or clearing of portfolio assets, the Trust agrees to indemnify and hold harmless the Custodian from all claims, expenses and liabilities incurred or assessed against it in connection with the use of such subcustodian in regard to the Trust’s assets, except as may arise from its own grossly negligent action, grossly negligent failure to act or willful misconduct.

14.              Reports and Services by Trust’s Custodian and IBD

The Custodian will furnish the Trust as agreed upon with a daily account statement summarizing all transactions and entries for the account of the Trust. The Custodian will furnish to the Trust, at the end of every month, a list of the portfolio securities held under this Agreement showing the market value of each issue at the end of such month and summarizing all transactions and entries for the account of the Trust. The Custodian will provide copies of its books and records pertaining to its actions under this Agreement promptly upon the reasonable prior notice by officers of auditors employed by the Trust.

The IBD’s and Custodian’s reporting and servicing obligations shall be limited to those specifically enumerated herein and neither the IBD nor the Custodian shall serve in the capacity of transfer agent for the Trust or be obligated to provide calculations or reports of net asset value (“NAV”), shareholder interests or any other shareholder reporting or shareholder servicing or Trust reporting whatsoever.

15.              Termination or Assignment

This Agreement may be terminated by the Trust, the IBD or the Custodian, on ninety (90) days’ notice, given in writing and sent by registered mail to the IBD or Custodian at or to the Trust at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, as the case may be. Upon any termination of this Agreement, pending appointment of a successor to the Custodian or a vote of the shareholders of the Trust to dissolve or to function without a custodian of its cash, securities and other property, the Custodian shall not deliver cash, securities or other property of the Trust to the Trust, but may deliver them to a bank or trust company of its own selection, having an aggregate capital, surplus and undivided profits, as shown by its last published report of not less than twenty million dollars ($20,000,000) as a custodian for the Trust to be held under terms similar to those of this Agreement, provided, however, that the Custodian shall not be required to make any such delivery or payment until full payment is made by the Trust of all liabilities constituting a charge on or against the properties then held by the Custodian or on or against the Custodian, and until full payment is been made to the Custodian of all its fees, compensation, costs and expenses, subject to the provisions of Section 10 of this Agreement. Custodian shall not be required to take any other action after termination of this Agreement other than transferring cash, securities or other property of the Trust to a successor/Custodian or as directed by the Trust as provided herein.

This Agreement may not be assigned by the IBD or Custodian without the consent of the Trust, authorized or approved by a resolution of its Board.

16.              Deposits of Securities in Securities Depositories

No provision of this Agreement shall be deemed to prevent the use by the Custodian of a central securities clearing agency or securities depository, provided, however, that the Custodian and the central securities clearing agency or securities depository meet all applicable federal and state laws and regulations, and the Board has approved by resolution prior to the effective date of this agreement the use by the Custodian of such central securities clearing agency or securities depository.

17.              Cooperation with Accountants

The IBD and the Custodian will cooperate with the Trust’s independent public accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion and the preparation of Form N-17f-l. Pursuant to Rule 17f-l (b)(4) under the 1940 Act, at the end of each annual and semi-annual fiscal period and on one other occasion selected by the accountant, the accountant shall request that the Custodian provide such information and reports as such accountant requires to confirm all securities positions held by the Custodian on behalf of the Trust as required by Rule 17f-l(b)(4); and the Custodian shall respond to the accountant’s request promptly.

18.              Records

To the extent that the IBD or Custodian in any capacity prepares or maintains and retains any records for the Trust, the IBD and Custodian agree to give copies of all such records to the Trust on a periodic basis as required by the Trust and to make any such records available to the Trust upon reasonable request. The Custodian agrees that at any time, upon request of the Commission, it will confirm all securities positions held by the Custodian on behalf of the Trust.

19.              Limitation of Liability

Notice is hereby given that this instrument is executed on behalf of the Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and the Custodian shall look only to the assets of the Trust, or the particular Fund, for the satisfaction of such obligations or any liability arising in connection therewith, and no other series of the Trust shall incur any liability or obligation in connection therewith. The Trust is entering into this Agreement solely on behalf of the Fund or Funds named herein individually and not jointly. Notwithstanding any to the contrary in this Agreement, (a) no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Fund; (b) under no circumstances shall the Custodian have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Fund.

20.       Insurance Policy

The Trust shall continue to maintain the existing Professional Liability Policy and Excess Policy for coverage of the Trust’s series, Trustees and officers.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and their respective corporate seals to be affixed hereto as of the date first above-written by their respective officers thereunto duly authorized.

Executed in several counterparts, each of which is an original.

Ultimus Managers Trust		Pershing Advisor Solutions LLC

By:	/s/ David R. Carson	By:	/s/ Gerard Mulligan

Print:	David R. Carson	Print:	Gerard Mulligan

Title:	President	Title:	Director

Date:	September 26, 2016	Date:	September 27, 2016

Attest:	/s/ Frank L. Newbauer	Attest:

Pershing LLC

By:	/s/ Michael Row

Print:	Michael Row

Title:	Managing Director

Date:	September 28, 2016

Attest:

SCHEDULE A
Dated September 26, 2016
to the
CUSTODIAN AGREEMENT
Dated September 26, 2016
Between
ULTIMUS MANAGERS TRUST
and
PERSHING ADVISOR SOLUTIONS LLC
and
PERSHING LLC

FUNDS
Stralem Equity Fund